Exhibit 2

LOCK-UP AGREEMENT

December 11, 2013

Canaccord Genuity Inc.
     As Representative of the several Underwriters
99 High Street, 11th Floor
Boston, Massachusetts 02110

RE:            MiMedx Group, Inc. --- Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representative of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with MiMedx Group, Inc., a Florida corporation (the “Company”) providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule 1 to the Underwriting Agreement (the “Underwriters”), of common stock, par value $0.001 per share, of the Company (the “Common Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of Canaccord Genuity Inc. on behalf of the Underwriters, the undersigned will not, during the period ending 90 days after the date of the prospectus relating to the Public Offering (the “Lock‑Up Period”), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock or such other securities which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant), or publicly disclose the intention to make any offer, sale, pledge or disposition, (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock or such other securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock without the prior written consent of the Representative, in each case other than (A) the Common Stock to be sold by the undersigned pursuant to the Underwriting Agreement, (B)  transfers of shares of Common Stock as a bona fide gift or gifts, and (C) distributions of shares of Common Stock to members or shareholders of the undersigned; provided that in the case of any transfer or distribution pursuant to clause (B) or (C), each donee or distributee shall execute and deliver to the Representative a lock-up letter in the form of this paragraph; and provided, further, that in the case of any transfer or distribution pursuant to clause (B) or (C), no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or other public announcement shall be required or shall be made voluntarily in connection with such transfer or distribution (other than a filing on a Form 5 made after the expiration of the Lock-Up Period).

Furthermore, notwithstanding the restrictions imposed by this Letter Agreement, the undersigned may, without the prior written consent of Canaccord Genuity Inc., (w) exercise an option to purchase shares of Common Stock granted under any stock incentive plan or stock purchase plan of the Company (provided that any shares issued upon such exercise shall remain subject to the restrictions set forth in clause (1) above), (x) establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act for the transfer of Common Stock (a “Trading Plan”), provided that (a) the Trading Plan shall not provide for or permit any transfers, sales or other dispositions of Common Stock during the Lock-Up Period and (b) no filing or other public announcement, whether under the Exchange Act or otherwise, shall be required or shall be made by the undersigned or the Company in connection with the Trading Plan during the Lock-Up Period and, before the Trading Plan is established, the Company shall have provided to Canaccord Genuity Inc. written confirmation that no such filing or public announcement shall be required or shall be made by the Company in connection with the Trading Plan during the Lock-Up Period, (y) transfer, sell or dispose of shares of Common Stock held by the undersigned pursuant to a Trading Plan existing on the date of this Letter Agreement and make any related filings in connection with such transfer, sale or disposition that are required under the Exchange Act), and (z) transfer shares of Common Stock acquired on the open market following the closing of the Public Offering, provided that no filing by any party (donor, donee, transferor or transferee) under the Exchange Act or other public announcement shall be required or shall be made voluntarily in connection with the latter such transfer (other than a filing on a Form 5 if such filing is required by the Exchange Act).

This Lock-Up Agreement does not prohibit, restrict, or place any conditions upon the sale of up to 50,000 shares of Common Stock held by each of Cox Road Partners II  LLLP, Cox Road Partners LLLP, and Petit Investments LLLP II.

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective on or before January 31, 2014, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement.  The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement and any claim, controversy or dispute arising under or related to this Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

[Signatures on Following Page]

Very truly yours,

Name:		PARKER H. PETIT

By:		/S/ PARKER H. PETIT
	Name:	PARKER H. PETIT
	Title:	CHAIRMAN & CEO